UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 12, 2016

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director
Mr. William E. Albrecht was elected as a member of our Board of Directors on July 12, 2016. There is no arrangement or understanding between Mr. Albrecht and any other persons pursuant to which Mr. Albrecht was elected as a director. The Board appointed Mr. Albrecht to the Compensation and the Health, Safety and Environment Committees. There are no related party transactions between us and Mr. Albrecht.
Mr. Albrecht will participate in the compensation arrangements for non-employee directors as described in our Proxy Statement filed April 5, 2016.  Mr. Albrecht will receive an initial equity award of restricted stock units ("RSUs") equal to a pro-rated amount of the annual equity award granted to our Directors of $185,000.  Each RSU represents the right to receive a share of our common stock on a future date as provided in the award agreement. The factor used to determine the pro-rated award is the number of whole months of service from the beginning of the month in which a director is first elected to the following first of August divided by twelve. The number of RSUs awarded is then determined by dividing the pro-rated award amount by the average of the closing price of our common stock on the New York Stock Exchange on each business day during the month immediately preceding the director's election to the Board.  Based on this formula, Mr. Albrecht will receive an initial award of 349 RSUs.

We entered into an indemnification agreement with Mr. Albrecht on July 12, 2016. The indemnification agreement provides that, subject to certain exceptions and limitations set forth therein, we will indemnify and advance certain expenses to the director to the fullest extent, and only to the extent, permitted by applicable law in effect as of the date of the agreement and to such greater extent as applicable law may thereafter from time to time permit. The foregoing description of the indemnification agreement is only a summary and is subject to and qualified in its entirety by the provisions of the Form of Indemnification Agreement for Directors (first elected after January 1, 2013), which is incorporated by reference to Exhibit 10.1 to this Form 8-K.

Departure of Officer; Compensatory Arrangement
Christian A. Garcia, Senior Vice President of Finance will take early retirement on August 1, 2016.   Halliburton and Mr. Garcia have entered into a Retirement Agreement, which replaces the Executive Agreement, effective January 1, 2012, between Halliburton and Mr. Garcia.  Under the Retirement Agreement, Mr. Garcia will receive:  (a) a Severance Payment equal to one year of base pay; (b) a pro-rata payment for any incentive compensation payable under the Annual Performance Pay Plan for the 2016 plan year, payable, if due, at the same time as other participants under the plan; (c) retention of all stock options granted to him under the Halliburton Company Stock and Incentive Plan and vesting of all shares of Halliburton restricted stock as to which restrictions have not lapsed as of the date of separation; (d) outplacement services of up to twelve months or a payment of cash-in-lieu of $5,000 and financial planning services with a value of up to $7,500 or a payment of cash-in-lieu of the same amount; and (e) retirement and welfare plan benefits provided to employees generally.  Mr. Garcia will also be eligible to receive pro-rata payments for the 2014, 2015, and 2016 cycles under the Halliburton Company Performance Unit Program, which will be paid, if due, after the later of the end of a one-year non-solicitation, non-competition period or at

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the same time payments are made to other participants in those cycles under the plan, as long as Mr. Garcia has complied with the terms and conditions of the non-solicitation, non-competition covenants in the Retirement Agreement.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

10.1	Form of Indemnification Agreement for Directors (first elected after January 1, 2013) (incorporated by reference to Exhibit 10.1 of Halliburton's Form 8-K filed March 22, 2013, File No. 001-03492).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: July 15, 2016	By:	/s/ Robert L. Hayter
Robert L. Hayter
Assistant Secretary

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